UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2013

Johnson Outdoors Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	0-16255	39-1536083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Main Street, Racine, Wisconsin 53403
(Address of principal executive offices, including zip code)

(262) 631-6600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01    Entry into a Material Definitive Agreement

On September 18, 2013, Johnson Outdoors Inc. (the "Company") issued a press release (the "Press Release") announcing that effective as of September 16, 2013 the Company and certain of its subsidiaries entered into a new revolving credit facility.  The credit facility consists of a Revolving Credit Agreement dated as of September 16, 2013 among the Company, certain of the Company's subsidiaries, PNC Bank, National Association, as lender and as administrative agent and the other lenders named therein (the "Revolving Credit Agreement" or "Revolver" or the "Debt Agreement").  A copy of the Press Release is attached as Exhibit 99.1 to this report.

The Debt Agreement replaces the Company's Amended Revolving Credit and Security Agreement dated as of November 16, 2010 with PNC Bank National Association, as lender, as administrative agent and collateral agent, and the other lenders named therein.

The material provisions of the new Revolving Credit Agreement are as follows:

●	The Debt Agreement has a 60 month term and provides for borrowing up to an aggregate principal amount not to exceed $90 million and a seasonal limit on borrowing not to exceed $60 million from June 30th through October 31st.

●	The Debt Agreement resets the interest rate calculation each quarter by instituting an applicable margin based on the Company’s leverage ratio for the trailing twelve month period. The applicable margin, based on LIBOR, ranges from 1.25 percent to 2.0 percent.

●	The Debt Agreement provides the Company with the option for an additional $25 million in maximum seasonal financing availability subject to the conditions of the Revolving Credit Agreement and subject to the approval of the Lenders.

●	The Debt Agreement limits asset or stock acquisitions to no more than $20 million in the event that the Company’s consolidated leverage ratio is greater than 2.5x. No limits are imposed if the Company’s consolidated leverage ratio is less than 2.5x and the remaining borrowing availability under the Revolver is greater than $10 million at the time of the acquisition.

This description of the Debt Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Debt Agreement, a copy of which is attached hereto as Exhibit 99.2 and which is incorporated herein by reference.

Item 1.02    Termination of a Material Definitive Agreement.

On September 16, 2013, as described in Item 1.01 above, the Company entered into a new credit agreement which terminated the Amended Revolving Credit and Security Agreement dated as of November 16, 2010 with PNC Bank National Association, as lender, as administrative agent and collateral agent, and the other lenders named therein.   Also on September 16, 2013, Johnson Outdoors Canada Inc. repaid and terminated its Amended Revolving Credit and Security Agreement dated as of November 16, 2010 with PNC Bank Canada Branch, as lender, as administrative agent and collateral agent, and the other lenders named therein.

Section 2 - Financial Information

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 16, 2013, the Company became obligated on direct financial obligations pursuant to the terms of the Debt Agreement, as described in Item 1.01 above.

Section 9 - Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits

  (d)   Exhibits

The following exhibits are filed herewith:

Exhibit 99.1 – Press Release of Johnson Outdoors, Inc., issued September 18, 2013.

Exhibit 99.2 – Revolving Credit and Security Agreement dated as of September 16, 2013 among Johnson Outdoors Inc., certain subsidiaries of Johnson Outdoors Inc., PNC Bank, National Association, as lender and as administrative agent, and the other lenders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON OUTDOORS INC.
Date: September 18, 2013	By: /s/ David W. Johnson
David W. Johnson, Vice President and Chief Financial Officer